Exhibit 99.j1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds.  Such reference is included in the Statement of Additional Information of the Beck, Mack & Oliver Partners Fund under “Independent Registered Public Accounting Firm”.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP
BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
November 18, 2009